Exhibit 99.1

Paramount Appoints Wilbur Paes as Chief Financial Officer

NEW YORK - March 8, 2016 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) today announced the appointment of Wilbur Paes as Executive Vice President, Chief Financial Officer and Treasurer, effective immediately. Mr. Paes succeeds Michael Walsh who will leave the Company to pursue other opportunities.

Albert Behler, Chairman, Chief Executive Officer and President of the Company, stated, “The Board and I are very excited about promoting Wilbur to the CFO position. He has proven to be a remarkable financial executive of exemplary skill and his strengths have contributed to Paramount’s strong competitive position in the industry. His deep experience and thorough understanding of our people and our assets, along with his technical accounting and astute business acumen make him the right person to lead our finance team.”

Mr. Paes joined Paramount in 2014 as Senior Vice President, Chief Accounting Officer and helped the Company complete the largest U.S. REIT initial public offering in November 2014. Since joining the Company, Mr. Paes has not only been responsible for all of the Company’s accounting and financial reporting matters, but has also contributed significantly in the Company’s financial planning process and capital markets transactions. Before joining the Company’s Executive Management Team, Mr. Paes spent over 11 years at Vornado Realty Trust, a publicly traded real estate investment trust, where he was Senior Vice President of SEC Reporting and held a myriad of senior leadership positions in accounting and finance during his time there. Prior to that, Mr. Paes worked for the international public accounting firms of KPMG LLP and Arthur Andersen LLP, where he served some of the firms’ largest real estate clients.

“The Board and I would like to thank Mike for his time with us and his many contributions in our first full year as a public company. We wish him all the best in his future endeavors,” Mr. Behler concluded.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City, Washington, D.C. and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contacts:

Investor Relations:

(212) 492-2298

IR@paramount-group.com

or

Media:

(212) 492-2285

PR@paramount-group.com